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EXHIBIT 5.2

[Letterhead of Sullivan & Cromwell LLP]

April 7, 2005

Tenet Healthcare Corporation,
13737 Noel Road,
Dallas, Texas 75240.

Ladies and Gentlemen:

        In connection with the registration under the Securities Act of 1933 (the "Act") of $800,000,000 principal amount of 9.250% Senior Notes Due 2015 (the "Securities") of Tenet Healthcare Corporation, a Nevada corporation (the "Company"), we, as your counsel, have examined such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion.

        Upon the basis of such examination, we advise you that, in our opinion, when the Registration Statement has become effective under the Act and the Securities have been duly executed and authenticated in accordance with the indenture, dated as of November 6, 2001 (as supplemented, the "Indenture"), between the Company and The Bank of New York, as Trustee, and issued and delivered as contemplated in the Registration Statement, the Securities will constitute valid and legally binding obligations of the Company, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles.

        The foregoing opinion is limited to the Federal laws of the United States and the laws of the States of New York and Nevada and we are expressing no opinion as to the effect of the laws of any other jurisdiction. With respect to all matters of Nevada law, we have relied upon the opinion, dated the date hereof, of Woodburn and Wedge, and our opinion is subject to the same assumptions, qualifications and limitations with respect to such matters as are contained in such opinion of Woodburn and Wedge.

        Also, we have relied as to certain matters on information obtained from public officials, officers of the Company and other sources believed by us to be responsible, and we have assumed that the Indenture has been duly authorized, executed and delivered by the Trustee thereunder, an assumption which we have not independently verified.

        We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading "Validity of the Notes" in the Prospectus. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,
/s/ SULLIVAN & CROMWELL LLP

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  EXHIBIT 5.2